UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2019

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway San Jose, California		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value Per Share	WDC	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Western Digital Corporation (the “Company”) previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 27, 2018, that Mark Long, formerly Chief Financial Officer and Chief Strategy Officer of the Company, and President, Western Digital Capital, would step down from his role to pursue opportunities as a private equity investor. Mr. Long was succeeded as Chief Financial Officer of the Company by Robert Eulau on May 9, 2019, as previously reported by the Company on a Current Report on Form 8-K filed with the SEC on April 18, 2019. To ensure a smooth leadership transition, Mr. Long remained an active member of the Company’s leadership team through June 15, 2019 (the “Separation Date”).

In connection with Mr. Long’s departure from the Company, the Company and Mr. Long have entered into a Separation and General Release Agreement (the “Separation Agreement”), dated as of the Separation Date, pursuant to which the Company and Mr. Long have agreed upon the terms of Mr. Long’s separation from the Company. Pursuant to the Separation Agreement, Mr. Long has agreed to comply with certain non-solicitation and cooperation provisions. The Separation Agreement also provides for a customary general release of claims and the following Tier I severance benefits, as set forth in the Company’s Executive Severance Plan, a copy of which is filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q with the SEC on February 7, 2017 (the “Separation Benefits”):

•

a lump sum payment of $1,350,000, less applicable taxes and withholding, which represents Mr. Long’s monthly base salary multiplied by twenty-four (24), payable during the thirty-day period commencing on the Separation Date;

•

a lump sum payment of $711,563, less applicable taxes and withholding, which represents Mr. Long’s pro rata target bonus opportunity under the Company’s short-term incentive program for the fiscal year 2019 bonus cycle (determined based on the number of days during the fiscal year on which Mr. Long was employed and assuming 100% of the performance targets subject to the bonus award are met, regardless of actual funding by the Company), payable during the thirty-day period commencing on the Separation Date;

•

Mr. Long’s then-outstanding unvested stock options and restricted stock units granted prior to August 30, 2018 that are subject to time-based vesting will vest and become exercisable or payable, as applicable, to the extent such equity awards would have vested and become exercisable or payable, as applicable, if he had remained employed for an additional six months, subject to the terms and conditions of the stock incentive plan and award agreements applicable to such awards;

•

Mr. Long’s then-outstanding unvested restricted stock units granted on August 30, 2018 that are subject to time-based vesting will vest and become payable on January 1, 2020, to the extent such restricted stock units would have vested and become payable if he had remained employed for an additional six months, subject to the terms and conditions of the stock incentive plan and award agreement applicable to such award;

•

Mr. Long’s then-outstanding unvested performance stock units granted on September 17, 2015 will vest and become payable with respect to the number of units previously credited to such award in the ordinary course, subject to the terms and conditions of the stock incentive plan and award agreement applicable to such award;

•

Mr. Long’s then-outstanding unvested performance stock units granted on August 2, 2017 will vest and become payable at the target number of units, subject to the terms and conditions of the stock incentive plan and award agreement applicable to such award;

•

Mr. Long’s then-outstanding unvested performance stock units granted on August 30, 2018 will vest and become payable on August 30, 2021 with respect to the number of units credited to such awards in the ordinary course, prorated based on the number of days during the applicable performance periods on which Mr. Long was employed, subject to the terms and conditions of the stock incentive plan and award agreements applicable to such awards;

•

a lump sum payment of $23,454, less applicable taxes and withholding, which represents an amount equivalent to Mr. Long’s COBRA premiums for eighteen (18) months following the Separation Date, payable during the thirty-day period commencing on the Separation Date; and

•	outplacement services provided by a vendor chosen by Mr. Long and approved by the Company for up to twelve (12) months following the Separation Date.

To be entitled to the Separation Benefits, Mr. Long must: (a) not revoke the Separation Agreement within the seven (7) day revocation period following the date he signed the Separation Agreement; and (b) comply with his obligations under the Separation Agreement.

The foregoing summary of the Separation Agreement is qualified in its entirety by the text of the Separation Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending June 28, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation
(Registrant)

By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary

Date: June 21, 2019